Exhibit 10.17

INVESTMENT CAPITAL PARTNERS

July 21,2011

Mr. Bob Schneidermnn, CEO
ScripsAmerica Inc.
843 Persimmon Lane
Suite 11
Langhorne, PA 19047

Dear Mr. Schneiderman,

It was a pleasure having you meet the Curing team recently.  On behalf of Curing Capital. Inc.. (the "Consultant" or "Curing Capital"), we would be pleased to serve as an investment consultant for ScripsAmerica, lnc.. (the "Company''), in connection with the current growth plans of the Company and the funding thereof.  The initial terms of this consulting engagement shall be for 120 days on an non exclusive basis from the date of this Agreement.  The Company will have the right to refuse an introduction from the Consultant by communicating through email transmission within a 48 hour period following the introduction of the funder.

The Services Curing Capital, Inc.

In its role as investment consultant, Curing Capital shall provide the following services:

●	If necessary and desired by the Company, evaluate the Company's capital requirements for funding current growth;

●	Assist in the structure of the securities to be used to complete the funding:

●
Use our best efforts to secure up to $17,000.000 in long term financing through either equity, debt  or combination of both equity and debt.  All "teasers" must  be approved by the Company prior to being sent to potential fundi no sources.

●	If desired by the Company, procure a public company and assist the Company in a

●	reverse merger.

Compensation

In connection with the  services  to be  provided, as outlined above, the  Company shall  pay to Curing Capital fees in the following manner:

●
For  its role as investment consultant, Curing Capital shall receive a fee equal to $26,000 worth of restricted common stock of the Company (l04,000 shares) payable within 15 days of the signing of this agreement.  Stock shall be valued at Twenty Five Cents ($.25) per share.  Curing agrees NOT to sell the stock issued for a period of Twelve Months from the date of this agreement.  Curing also agrees to offer the Company the right of first refusal if/when Curing  intends to sell said shares of the Company stock.

●
Introduction Fees.  As compensation for all services provided to Company, Consultant will be entitled to receive the following introduction fees at the time of closing and funding of a Transaction  as stated  below.  All fees can be renegotiated and amended at any time with both the Consultant and Company agreeing and exchanging a . signed copy of the amendment with each other:

(i)
In the event persons or entities that Consultant has introduced to Company pursuant to the terms of this Agreement purchase securities or debt of Company in the Transaction in an aggregate net amount that is no more than $1,000,000, Consultant shall be entitled to an introduction fee of $81,388.

(iii)
In the event persons or entities that Consultant has introduced to Company pursuant to the terms of thisAgreement purchase securities or debt of Company  in the Transaction in an aggregate  net amount that is more than $1,000,000 and less than $2.000,000,  Consultant shall be entitled to an introduction fee of $154,329.

(iv)
In the event persons or entities that Consultant has introduced to Company  pursuant to the terms of this Agreement purchase securities or debt of Company in the Transaction in an aggregate net amount that is more than $2,000,000 and less than $5,000,000, Consultant shall be entitled to an introduction fee of $471,032.

(v)
In the event person or entities that Consultant has introduced to Company pursuant to the terms of this Agreement purchase securities or debt of Company in the Transaction in an aggregate net amount that is more than $5,000,000 and less than $10,000,000,  Consultant shall be emitted to an introduction fee of .$754,329.

(vi)
In the event persons or entities that Consultant has introduced to Company pursuant to the terms of this Agreement purchase securities or debt of Company in the Transaction  in an aggregate net amount that is more than $10,0000,000 and less than $14,000,000,  Consultant shall be entitled to an introduction fee of $954,329.

(vii)
In the event persons or entities that Consultant has introduced to Company pursuant to the terms of this Agreement purchase  securities or debt of Company in the Transaction in an aggregate net amount that is more than $14,000,000 and less than $17,000,000, Consultant shall be entitled to an introduction fee of $1 ,254,771.

(viii)
In the event persons or entities that Consultant has introduced to Company pursuant  to the terms of this Agreement purchase securities or lend capital in an aggregate net amount  that is more than $17,000,000, Consultant shall be entitled to an introduction fee of $79,902 per $1,000,000 above the $17,000,000 amount mentioned earlier  in the paragraph.

Curing Capital  shall be reimbursed for any pre-approved out of pocket expenses.

●
For the procurement of a publicly traded company and assisting the Company in a reverse merger into the public entity, Curing Capital shall receive a fee of $25,000 and 2% of the outstanding common stock of the surviving company post-merger.  The fee shall be paid at closing and the stock  shall be issued within  thirty days of the completion of the merger. The stock shall be restricted for one year  from the date of issuance.

Should Management of the Company decide to sell the Company during the term of this Agreement, Curing Capital  shall receive a break-up fee of $100,000 within five days from the closing date of the sale of the Company.

The  Company  agrees that if Curing Capital  directly introduces the company, during  the term of this Agreement to any person(s) or entity that within two years from the termination date of this Agreement provides any equity or  debt financing to the Company or any affiliate thereof, the Company shall pay the fees as stated  in this Agreement.  During  the course of, from time to time and upon the termination of this Agreement, Curing Capital shall  provide a list of  investors that have been approached by Curing Capital to the Company for approval for payment under this Agreement.

Business Development:  Sales resulting from the direct effort of Curing Capital for Company product will result  in a royalty  of 3cents ($.03)  for every $1 spent on products  offered by the Company.

Termination:  Both, the  Company and Curing Capital shall have the right to terminate this Agreement upon giving 30 days written notice.  Upon  termination by either party all expenses, advisory fees and commissions earned shall be paid immediately.

Notices:  Except as otherwise specifically agreed, all notices and other communications made under this Agreement shall be in writing and when delivered in person by certified mail return receipt requested, by recognized commercial carrier or by facsimile transmission, shall  be deemed given on the same day if delivered on a business day during  normal  business hours, or on the first business day following delivery in person or by facsimile outside normal business  hours, or on the date indicated on the return receipt requested.  All notices sent shall be sent to the representatives of the party to be notified at the addresses indicated respectively below, or at such other  addresses as the parties to be notified may from time to time by like notice hereafter specy:

If to the Company:	Mr. Bob Schneiderman, CEO ScripsAmerica, lnc. 843 Persimmon Lane Suite 11 Langhorne, PA 19047 Rs843@aol.com

lfto Curing Capital, lnc.:	Mr. Michael Dion, President c/o Curing Capital, Inc. 3266 Country Club Village Lane. Suite B Norrcross, Georgia 30092 678-949-0373 mdion@CuringCapital.com

Indemnification:
The  Company and  Curing Capital each agree, to the extent allowed under governing law, to indemnify and hold the other party harmless from any claim. demand, suit, loss. or liability which the indemnified party may sustain as a result of the indemnifying party's breach of its duties to the indemnifying party's errors or omissions and from the reasonable expenses of the indemnified party, including attorney 's fees,  incurred in connection with such claims and damages (collectively "Damages").  As a condition precedent to asserting a right of indemnity, the party seeking indemnification shall have given the indemnifying party timely written notice of the assertion of the claim to which the right of indemnification is claimed to exist

Representations and Warranties:
All communication and information provided by the Company to Curing Capital, whether written or oral, with respect to operations and profitability is true and accurate. Curing Capital may rely on the accuracy thereof.

The financial statements of the Company as presented to Curing Capital together with the related schedules and notes present fairly the financial position of the Company and the result of its operations and the changes in its financial position at the respective dates and for the respective periods for which they apply; such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, throughout the period indicated except as otherwise stated therein.

The Company is not in default, in the performance of any obligation, Agreement or condition contained in any debenture, note, loan  Agreement  or  other evidence  of indebtedness of the Company.   Except with respect to such defaults which have been waived in writing or for which consents have been obtained in writing, the execution and delivery of this  Agreement and the consummation of the transactions herein contemplated, will not conflict with or result in a breach of any of the terms. conditions or provisions of, or constitute a default under, the certificate of incorporation, as amended, or bylaws of the Company, any note, indenture, mortgage, deed of trust, or other Agreement or instrument to which the Company is a party or by which it or any of its property is bound, or any existing law, order, rule, regulation. writ, injunction, or decree of any government, governmental instrumentality, or body, arbitration tribunal or court, domestic or foreign, having jurisdiction over the Company or its property.

The Company is duly  incorporated and validly existing, is in good standing as a corporation under the laws of the State of Delaware with full corporate power and the authority to own  its property and conduct its business, present and  proposed and the Company has full corporate power and authority to enter into this Agreement.  The Company is duly qualified and in good standing as a foreign corporation in each jurisdiction in which it owns or leases real property or transacts business requiring such qualification, except where the failure to so qualify or to be in good standing would not result in a material adverse effect on the Company.

Confidentiality:
In connection with the engagement, Curing Capital shall have access to confidential information of the Company.  Curing Capital, its shareholders, employees and agents shall keep all such information strictly confidential in whatever form so received, and shall execute a confidentiality Agreement if so requested by the Company, and Curing Capital agrees that the Company shall be entitled to equitable and injunctive relief including damages in the event Curing Capital breaches any of its confidentiality obligations to the Company.

Entire Agreement, Governing Law, and Severability:
This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understanding and Agreements.  This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written Agreement executed by both parties hereto.

This Agreement shall be governed by and constructed in accordance with the laws of the State of Georgia.  The parties hereto agree to submit to arbitration any action or dispute arising under the Agreement or any action to enforce the terms hereof.  ANY DISPUTE ARISING BETWEEN THE COMPANY AND Curing Capital, Inc. UNDER THIS AGREEMENT SHALL BE SUBMITTED TO BINDING ARBITRATION.  SUCH ARBITRATION TO  BE HELD UNDER THE RULES OF ARBITRATION SET BY THE AMERICAN ARBITRATION ASSOCIATION.  ARBTRATION WILL BE HELD IN THE STATE OF GEORGIA.  THE COMPANY AND THE CONSULTANT AGREE THE ARBITRATION AWARD MAY BE ENFORCED AS A JUDGMENT BY PETITIION TO ANY FEDERAL COURT IN THE UNITED STATES AND THE STATE OF DELAWARE HAVING PROPER JURISDICTION OR NAY OTHER COURT WHICH HAS PROPER JURISDICTION OVER THIS AGREEMENT.

If any term, provision, covenant or restriction contained in the Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in the Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Acceptance:
Please confirm your acceptance of the foregoing terms of the Agreement by signing on behalf of the Company, then returning two (2) executed originals of the Agreement to Curing Capital, Inc.

Very truly yours,
Curing Capital, Inc.

/s/Michael Dion
Michael Dion
President

I have read the foregoing and hereby agree
To the terms and conditions contained herein
this 21st day of July, 2011

ScripsAmerica, INc.

By:           /s/Robert Schneiderman                                                                 Mr. Robert Schneiderman, CEO